Exhibit 10.29
Letter of Agreement Between
Crystal Research Associates, LLC and Planet Technologies Inc.
Date: August 2, 2005
Crystal Research Associates, LLC (CRA), whose primary office is located at 23 Scottsdale Court, Cranbury, New Jersey, 08512, is being contracted to write an Executive Informational Overview™ (EIO™) by and for Planet Technologies Inc., 0035 Planders Drive, Suite 100, San Diego, CA 92121.
CRA will compile the EIO™ from previously announced, publicly disseminated information in full compliance with Regulation FD (Fair Disclosure) of the U.S. Securities and Exchange Commission (SEC). The EIO™ shall be an extended report consisting of 40 to 60+ pages, without maximum, augmented with extensive market perspective written by CRA. Upon completing the EIO™, CRA will submit the document to Planet Technologies Inc.’s management for approval. The content of the EIO™ will be the responsibility of Planet Technologies Inc. and Planet Technologies Inc. shall have the right at its sole discretion to edit such content. Additionally, CRA shall write four (4) quarterly updates of approximately 8-12 pages each, such updates based upon Planet Technologies Inc.’s news announcements, focus, and product development.
The final version of the ElO™ will be delivered in Portable Document Format (via Adobe Acrobat PDF) file to Planet Technologies Inc. Before release of a final PDF file to Planet Technologies Inc., the Company will be required to acknowledge approval of the content of the EIO™ by having the Chief Executive Officer or Chief Financial Officer initial, sign, and return by fax or mail to CRA a hard copy of the same.
Planet Technologies Inc. will choose the quantity of hard printed copies desired (ranging from 2,500 or more copies) and CRA will be the sole source of such reports. CRA is contracted with a high-quality low-cost printer, which standardizes our EIO™’s. The standardization is critical to ensuring consistent quality of product by our firm. CRA will submit the printing estimate to the Company for approval prior to print. Planet Technologies Inc. will be responsible for any charges related to printing and shipping. CRA will post the approved Planet Technologies Inc. EIO™ on its website, www.crystalra.com and other financial news mediums at no additional cost to Planet Technologies Inc.
The cost for the EIO™, including the initial extended report (which is not to exceed two revisions) and the four updatee, le Thirty Thousand U.S. Dollars (US $30,000.00) and 25,000 warrants (4 year) priced at the current stock price, to be delivered with the signing of this contract. Planet Technologies Inc. agrees to remit one-half or Fifteen Thousand U.S. Dollars (US $15,000.00) to CRA upon signing this contract. The remaining balance of Fifteen Thousand U.S. Dollars (US $15,000.00) is to be paid to CRA within 10 days of receiving the first draft of the EIO™. In addition, Planet Technologies Inc. will be responsible for two round trip airfares and related expenses to visit its facilities and conduct due diligence, such expenses will be pre-approved by Planet Technologies Inc. 8/3/05
Please acknowledge your acceptance of these terms by signing below and returning this document along with the initial payment to Crystal Research Associates, LLC (CRA) at 23 Scottsdale Court, Cranbury, New jersey, 08512, United-States.

PLANET TECHNOLOGIES INC.

Name :	/s/ Scott L. Glenn

Title:	Scott L. Glenn

Date:	8/3/05

23 Scottsdale Court, Cranbury, NJ 08512
P: 609-306-2274 F: 609-395-9339
www.crystalra.com